Exhibit 99.3

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to be named in the Registration Statement on Form F-4 (the “Registration Statement”) of Ermenegildo Zegna Holditalia S.p.A. (the “Registrant”), and any supplements and amendments thereto, as a person to become a director of the Registrant. I also consent to the filing of this consent as an exhibit to the Registration Statement and any supplements and amendments thereto.

By:	/s/ Sergio P. Ermotti
Name:	Sergio P. Ermotti
Date:	August 27, 2021